Exhibit 21.1

lululemon athletica inc.

SUBSIDIARIES OF THE REGISTRANT

Listed below are the subsidiaries of lululemon athletica inc. as of January 29, 2012. The list indicates the respective jurisdiction of incorporation or organization of each entity.

NEVADA

lululemon usa inc.

Lululemon FC USA, Inc.

ivivva usa inc.

ALBERTA

Lululemon Callco ULC

BRITISH COLUMBIA

Lulu Canadian Holding Inc.

lululemon athletica canada inc.

0902600 B.C. Ltd.

ivivva athletica canada inc.

VICTORIA

lululemon athletica australia holdings Pty Ltd.

lululemon autralia Pty Ltd.

NEW ZEALAND

lululemon athletica new zealand limited

HONG KONG

Lululemon Hong Kong Limited

UNITED KINGDOM

Lululemon UK ltd.

CANADA

7923040 Canada Inc.